UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT
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Hess Corporation
(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P.

Elliott International, L.P.

Paul E. Singer

Elliott Capital Advisors, L.P.

Elliott Special GP, LLC

Braxton Associates, Inc.

Elliott Asset Management LLC

The Liverpool Limited Partnership

Liverpool Associates Ltd.

Elliott International Capital Advisors Inc.

Hambledon, Inc.

Elliott Management Corporation

Rodney F. Chase

Harvey Golub

Karl F. Kurz

David McManus

Marshall D. Smith

William B. Berry

Jonathan R. Macey

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On March 4, 2013, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

Media Contact:	Investor Contact:

Elliot Sloane	Bruce H. Goldfarb/ Pat McHugh/Geoff Sorbello
Sloane & Company	Okapi Partners LLC
(212) 446-1860	(212) 297-0720
(646) 623-4819 (cell)	info@okapipartners.com

John Hartz
Sloane & Company
(212) 446-1872
(718) 926-3503 (cell)

Elliott Management Responds to Hess Corporation

Shareholder Letter and Presentation

NEW YORK (March 4, 2013) — Elliott Management Corporation (“Elliott”) today responded to the shareholder letter and presentation from Hess Corporation (NYSE: HES) with the following comments:

“This morning Hess made a series of announcements that it is adopting portions of the suggestions Elliott laid out in its January 29 presentation including changing their Board and selling various assets. While motivated by Elliott’s plan, Hess’s proposal falls dramatically short of what is needed.

Hess’s announcement is incomplete and it lacks accountability—we believe significantly greater share price appreciation can be achieved. But, it requires truly independent directors that can hold management accountable and ensure they follow through.

Substantial change needs to be delivered rather than partial change promised. For a company that has hidden, for 17 years, behind an entrenched board, unfocused strategy, opaque disclosure, and flagrant disregard for its obligations to shareholders, today’s promises are neither credible nor sufficient. Partial refocusing of the company, partial awakening to the need for capital stewardship, and partial improvement of a minority of directors is a long way away from recouping nearly two decades of destroyed value to shareholders.

Hess’s presentation today raises serious concerns:

•                  It is highly troubling that Hess claims today is the “culmination” of a five-year plan that began in 2010. In November 2010, they said the five-year plan began in 2008. In July 2012, they said it began in 2009. In February 2013, they said it began in 2010. In January of 2013, Hess claimed the plan was complete. This long standing practice of vague restructuring plans is what led Goldman Sachs to ask in 2003: “Will Perpetual Restructuring Mode Ever End?”

•                  It is highly troubling that John Hess is announcing “the culmination” of a plan at the exact same time as announcing new directors—a plan that John Hess claims was already in process (“the train having left the station”). CEOs should set strategy in consultation with the board. How and when could truly independent directors have evaluated this plan from outside the company? Rubber stamping management’s plan before joining the board is not a sign of independence.

•                  It is highly troubling that the newly named lead independent director is John Mullin III—a joint executor of the Hess family estate. This is yet another glaring governance concern and underscores that history repeats itself at Hess.

•                  It is highly troubling that the company with a 17-year tenured CEO and 13-year average tenured Board seeks validation by asking shareholders to only remember the last six months. Six months that were preceded by a 47% decline relative to its peers since it began its “five-year plan”. Since this “plan” began in 2010 up until announcement of Elliott’s intention to nominate directors, Hess underperformed by 42%. In fact, from January 1, 2010 up until November 28, 2012 (when Elliott began to acquire a substantial amount of stock) Hess underperformed by 47% (ie no improvement from its July 2012 low).

•                  It is highly troubling that the company perceives itself as a low cost operator in the Bakken. Public completion data indicates the company has simply shifted to a cheaper well completion design its peers have been reluctant to use in similar acreage. Based on public data, Hess continues to drill wells at higher cost than what peers are able to achieve.

•                  It is highly troubling that Hess attempts to talk down the company’s intrinsic value in an effort to hide 17 years of mismanagement.

•                  The company points to Wall Street analysts price targets—price targets that reflect discounts for current management and the CEO’s desire to keep the conglomerate together. For example, on January 23 2013 Goldman Sachs published a report with a

$21/share discount to its valuation of Hess as it believes current management would never break up the company.

•                  Hess also points at forward EBITDA multiples to talk down the value of its Bakken average. After demonstrating it was unable to grow production at the same rate as its peers in 2012 without severe cost overruns, Hess will now grow production at only 50% of Continental despite similar current production. A forward EBITDA multiple on Hess’s 2013 plan as a method to value Hess’s Bakken acreage bakes continued Hess mismanagement into the valuation.

•                  Our $97 to $126/ share intrinsic value is based on a thorough analysis of Hess’s Bakken acreage and crown jewel conventional assets. We do not accept mismanagement and status quo. In other words, our valuation is based on these assets being operated efficiently and their value maximized for shareholders.

•                  It is highly troubling that the company has manufactured tax and funding concerns as a rationale for not spinning off one of the premier US resource companies and realizing what we estimate as nearly $30/share of price appreciation. In our view:

•                  Bakken operations should be a taxpayer in the near future. Value of using deductions today vs using deductions tomorrow is minimal.

•                  Hess’s conventional portfolio did not fund the development of the Bakken, rather it funded $4.5 billion of exploration failure and over $4 billion of acquisitions of conventional assets and downstream investments. Hess mismanagement resulted in the company issuing more debt, issuing similar amounts of equity, and selling more assets than Bakken pure-play Continental to achieve similar production growth in their build out of the Bakken.

•                  Pure-play Bakken operators all have ready access to credit markets. Continental has similar Bakken production to Hess and has $2.9 billion of bonds that yield less than 4.0%.

•                  It is highly troubling that Hess claims it had an epiphany on board governance and began a search for new directors in August 2012—after all it was in August 2012 that Hess added Sam Nunn—a former government official with no oil & gas operating experience and questionable independence. Yet today they announce his retirement.

Hess’s claiming validation of its conglomerate structure and touting of share price and operational improvements off an abysmal starting point gives us grave concern that they’ll hold similarly low standards when it comes to measuring progress in the fulfillment of today’s promises.

Elliott has put forth highly qualified, independent nominees that will step on to the board and take an active role in evaluating all pathways to maximizing value.

•                  Rodney Chase (Former Deputy Group Chief Executive, BP): senior executive experience managing every major business at a global integrated energy company. Retiring from BP in 2003, he served as CEO of BP America, CEO of Marketing & Refining, and CEO of E&P.

•                  Harvey Golub (Former Chairman & Chief Executive Officer, American Express): substantial experience in finance, operations, and strategic turnarounds. His refocusing of American Express in the 1990s has been called “one of the most impressive turnarounds of a large public corporation in history.”

•                  Karl Kurz (Former Chief Operating Officer, Anadarko): helped to lead a major transformation of a large independent E&P. He was instrumental in building a top-tier exploration capability, instilling capital discipline, and improving operational focus.

•                  David McManus (Former Executive Vice President, Pioneer Natural Resources): substantial experience overseeing international E&P assets, also served as EVP at BG Group and President of Arco Europe. He oversaw a widely-hailed value accreting divestiture program of Pioneer’s international portfolio that has been called “a text book repositioning of a portfolio.”

•                  Mark Smith (Current Senior Vice President & Chief Financial Officer, Ultra Petroleum): manages lowest cost operator in resource play environment. Ultra is widely recognized for delivering industry-leading operating performance and prioritizing profitable growth through cycles. He has direct experience monetizing infrastructure assets in a tax efficient manner while maintaining strategic control.

The best indication of what someone will do is to look at what they have done. John Hess and his board’s tenures speak for themselves. Shareholder Nominees have delivered transformational change at their prior organizations. Shareholder Nominees will deliver change, not just promise it.

‘You can’t judge us on a one-year basis. You have to do it over the long term.’

John Hess, Chairman & CEO Hess, January 2010.”

Please visit www.reassesshess.com for more information.

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intend to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2013 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”) of Hess Corporation (the “Company”). Information relating to the participants in such proxy solicitation has been included in materials filed on January 29, 2013 by Elliott with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2013 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $21 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

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